Exhibit 107
Calculation of Filing Fee Tables
Form F-3
(Form Type)
Molecular Partners AG
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

	Equity	Common shares, nominal value CHF 0.10 per share	Rule 457(o)	(1)	(2)	(3)	0.0000927	—
	Debt	Debt Securities	Rule 457(o)	(1)	(2)	(3)	0.0000927	—
	Other	Warrants	Rule 457(o)	(1)	(2)	(3)	0.0000927	—

	Unallocated (Universal) Shelf		Rule 457(o)	(1)	(2)	$300,000,000.00	0.0000927	$27,810.00
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$300,000,000.00		$27,810.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$27,810.00

(1)	The amount to be registered consists of up to $300,000,000.00 of an indeterminate amount of common shares, which may be sold in the form of American Depositary Shares, or ADSs, such indeterminate principal amount of debt securities and such indeterminate number of warrants to purchase common shares, common shares in the form of ADSs or debt securities. ADSs issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-256924). Each ADS represents the right to receive one common share. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $300,000,000.00. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered also include such indeterminate number of common shares, common shares in the form of ADSs and debt securities as may be issued upon conversion of or exchange for debt securities that provide for conversion or exchanges, upon exercise of warrants or pursuant to the antidilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2)	The proposed maximum aggregate offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.

(3)	Estimated solely for purposes of computing the registration fee pursuant to Rule 457(o) under the Securities Act. In no event will the aggregate offering price of all securities sold by the registrant from time to time pursuant to this registration statement exceed $300,000,000.00. No separate consideration will be received for (i) common shares, or common shares in the form of ADSs or (ii) common shares or common shares in the form of ADSs that may be issued upon exercise or conversion of warrants or debt securities registered hereby, as the case may be.